EXHIBIT 99.1





FOR IMMEDIATE RELEASE

CONTACTS: Alanco Investor Relations                Equity Communications
          (480) 607-1010                           Ira Weingarten
          www.alanco.com                           (805) 897-1880
                                                   ira@equitycommunication.com


            Alanco's Fiscal First Half Sales to Exceed $10.5 Million
            --------------------------------------------------------
                  Sales Results Triple Prior Year's First Half

(Scottsdale, AZ - January 8, 2007) - Alanco Technologies, Inc., Scottsdale, AZ (NASDAQ: ALAN), a leading provider of wireless tracking and asset management solutions, said today that it expects to report sales revenue in excess of $10.5 million for the first six months of its fiscal year 2007 ending June 30, 2007, compared to $3.2 million reported for the first half period a year earlier. Sales revenue for the second quarter ended December 31, 2006 is expected to exceed $5.4 million, compared to $1.6 million reported for the same period of the prior year. The record sales results are primarily attributable to the Company's new Wireless Asset Management business segment, created by the acquisition of StarTrak Systems, LLC, ("StarTrak") on June 30, 2006. StarTrak is the world's leading supplier of wireless tracking and subscription asset management services to the refrigerated or "Reefer" segment of the transportation industry, including trailers, containers, and railcars.

According to StarTrak President, Tim Slifkin, "We are excited about our continued, extraordinary growth and now have over 13,000 refrigerated assets under monthly subscription monitoring service, about double last year's total. With our current backlog and recent new product introductions, such as the RFID-based ReeferTrak(R) Scout and cellular-based ReeferTrak(R) Sentry, we expect continued strong sales growth through this fiscal year and beyond."

Robert R. Kauffman, Alanco Chairman and Chief Executive Officer, commented, "FY2007 is shaping up as a break-out year as we expect our first half sales growth to continue, resulting in significantly improved financial performance for the full fiscal year. In addition to the continued growth and financial performance of StarTrak Systems, we are also confident that recent progress in our TSI PRISM business will result in additional FY2007 operating contributions."

Alanco Technologies, Inc. (NASDAQ: ALAN), headquartered in Scottsdale, Arizona, is a rapidly growing provider of wireless tracking and asset management solutions through its StarTrak Systems and Alanco/TSI PRISM subsidiaries. Corporate website: www.alanco.com

StarTrak Systems is a leading provider of GPS tracking and wireless asset management services to the transportation industry and the dominant provider of tracking, monitoring and control services to the refrigerated or "Reefer" segment of the transportation marketplace. StarTrak products increase efficiency and reduce costs of the refrigerated supply chain through the wireless monitoring and control of critical Reefer data, including GPS location, cargo temperatures and Reefer fuel levels. StarTrak offers complete integrated solutions for tracking, monitoring and controlling refrigerated trailers, trucks, railcars, and containers. Additional information is available at www.StarTrak.com.

Alanco/TSI PRISM is the leading provider of RFID real-time tracking technologies for the corrections industry. TSI PRISM systems track and record the location and movement of inmates and officers, resulting in enhanced facility safety and security and significant staff productivity improvements. Utilizing proprietary RFID (Radio Frequency Identification) tracking technology, TSI PRISM provides real-time inmate and officer identification, location and tracking both indoors and out, and is currently utilized in prisons in Michigan, California, Illinois, Ohio, Missouri, and Virginia. Additional information is available at www.TSIPRISM.com.

The Company also participates in the data storage industry through its wholly owned subsidiary, Excel/Meridian Data, Inc., a manufacturer of Network Attached Storage (NAS) systems.

EXCEPT FOR HISTORICAL INFORMATION, THE STATEMENTS CONTAINED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO, AND ARE QUALIFIED BY, RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY THOSE STATEMENTS. THESE RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, REDUCED DEMAND FOR INFORMATION TECHNOLOGY EQUIPMENT; COMPETITIVE PRICING AND DIFFICULTY MANAGING PRODUCT COSTS; DEVELOPMENT OF NEW TECHNOLOGIES WHICH MAKE THE COMPANY'S PRODUCTS OBSOLETE; RAPID INDUSTRY CHANGES; FAILURE OF AN ACQUIRED BUSINESS TO FURTHER THE COMPANY'S STRATEGIES; THE ABILITY TO MAINTAIN SATISFACTORY RELATIONSHIPS WITH LENDERS AND TO REMAIN IN COMPLIANCE WITH FINANCIAL LOAN COVENANTS AND OTHER REQUIREMENTS UNDER CURRENT BANKING AGREEMENTS; AND THE ABILITY TO SECURE AND MAINTAIN KEY CONTRACTS AND RELATIONSHIPS.

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